Exhibit 3.7

First Amended and Restated Operating Agreement

of

Aeroptic, LLC

This First Amended and Restated Operating Agreement (the “Agreement”) relating to Aeroptic, LLC (the “Company”) a Massachusetts limited liability company, dated as of the June 13, 2016, is by The KEYW Corporation (“Member”) being the sole Member of the Company, and William J. Weber, Mark A. Willard, and Michael J. Alber (all three, the “Managers”) (as defined in Section 8 hereof), and hereby amends and restates in its entirety, that certain Fourth Amended and Restated Operating Agreement of FLI-HII, LLC dated October 16, 2015.

WHEREAS, effective June 13, 2016, the Member desires to remove Philip L. Calamia as a Manager of the Company;

WHEREAS, effective June 13, 2016, the Member desires to add Michael J. Alber as a Manager of the Company; and

WHEREAS, effective June 13, 2016, the Member desires to replace Philip L. Calamia with Michael J. Alber as the “tax matters partner” of the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein expressed, the parties hereto hereby agree as follows:

Operating Agreement

1. Name of the Company

The name of the Company shall be “Aeroptic, LLC”. The Company may do business under that name and under any other name or names upon which 100% of the Members agree. If the Company does business under a name other than that set forth in its Certificate of Organization, the Company shall file a trade name or doing business certificate or any other documents as required by applicable law.

2. Purpose

The general purpose of the business of the Company is to (i) sell aerial imaging services and products; (ii) invest in, own, operate, lease, exchange, purchase, and sell aircraft; and (iii) otherwise engage in any lawful business, act or activity for which limited liability companies may be organized under the Act.

3. Powers

The Company shall have all of the powers necessary or convenient to the conduct, promotion or attainment of the business, trade, profession, purposes or activities of the Company, including, without limitation, all of the powers of an individual, partnership, corporation or other entity under Massachusetts law.

4. Term

The term of the Company began upon the filing of the Certificate of Organization with the Secretary of the Commonwealth of Massachusetts and shall have perpetual existence, unless its existence is sooner terminated pursuant to Section 16 of this Agreement.

5. Office

The office of the Company in the Commonwealth of Massachusetts shall be located at 250 Clark Street, North Andover, Massachusetts 01845 or at any other place within the Commonwealth of Massachusetts upon which all Members agree.

6. Resident Agent

The name and address of the Company’s resident agent in the Commonwealth of Massachusetts shall be National Corporate Research, LTD, 44 School Street, #325, Boston, MA 02108, USA.

7. Interest Holders

The name, present mailing address and percentage interest held in the Company (hereinafter sometimes referred to as “Percentage Interests”) of each Member and any other interest holders in the Company (Members and other interest holders are hereinafter sometimes collectively referred to as “Interest Holders” and each as an “Interest Holder”) is set forth on Exhibit A hereto. Exhibit A shall also indicate which Interest Holders are Members and which Interest Holders are non-Members.

8. Management.

(a) Managers and Officers. The Company shall be managed by the Managers, who may, but need not, be a Member. William J. Weber, Mark A. Willard, and Michael J. Alber are hereby designated to serve as the managers (the managers and any future managers (if any) elected pursuant to the terms of this Agreement shall hereinafter be referred to as a “Manager” and collectively the “Managers”), and their addresses are set forth in Exhibit B hereto. William J. Weber is hereby designated to serve as the Chief Executive Officer and President of the Company.

(b) Management. The business and affairs of the Company shall be managed by its Managers. The Managers shall direct, manage, and control the business of the Company to the best of his/her/their ability. Except for situations in which the approval of the Member is expressly required by this Agreement (in any Section hereof) or by nonwaivable provisions of the Act or other applicable law, the Managers (and each Manager acting individually except as set forth in the following paragraph) shall have full and complete authority, power, and discretion to direct, manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, and to delegate to any officers appointed by the Members such functions and responsibilities as are usual and customary for such officer positions.

At any time when there is more than one Manager, any one Manager may take any action permitted to be taken by the “Managers”, unless approval of more than one of the Managers is expressly required pursuant to this Agreement, the Act or other applicable law. For the avoidance of doubt, if more than one of the Managers is required to approve a certain action by any provision of this Agreement, such provision shall specify the exact number of Managers required to take such action (i.e. two, three, etc.) or state “all Managers” (otherwise the use of the word “Managers” by itself does not mean that the approval of more than one Manager is required).

(c) Number, Tenure, and Qualification. The number of Managers of the Company shall be fixed from time to time, and the Managers shall be elected, by the affirmative vote or written consent of the Members holding fifty percent (50%) of the interests in the Company (based on Percentage Interests held by Members as set forth on Exhibit A hereto). At no time shall there be less than one Manager. Each Manager shall hold office (i) until his or her death or resignation, (ii) until a successor shall have been elected, or (iii) until the Members holding more than fifty percent (50%) of the interests in the Company consent to remove such Manager from his or her position (as a Manager of the Company).

(d) Extraordinary Actions. Notwithstanding anything in this Agreement to the contrary, no act shall be taken or sum expended or obligations incurred by the Company which constitutes “Extraordinary Actions” as defined herein, unless the same has been approved by an affirmative vote of Members holding more than fifty percent (50%) of the Percentage Interests then held by Members. “Extraordinary Actions” shall mean:

(i) sale, gross lease or other transfer of all or substantially all of the assets of the Company to one buyer/lessee;

(ii) the placing of any encumbrance on assets of the Company;

(iii) the borrowing of money (including refinancings) for the Company from any person, entity, banks, other lending institutions, any of the Managers, any of the Members, or entities in which any of the Managers or Members have an interest, and in connection therewith, to hypothecate, encumber, and grant security interests in the assets of the Company to secure repayment of the borrowed sums. No debt shall be contracted or liability incurred by or on behalf of the Company except by the Managers or to the extent permitted under the Act, by agents or employees of the Company expressly authorized by the Managers to contract such debt or incur such liability;

(iv) lending, assuming or guaranteeing debt in excess of $25,000.00 in any fiscal year;

(v) making any expenditure or incurring any obligations by or of the Company involving a sum in excess of $25,000.00 for any transaction or group of similar transactions, except for expenditures made and obligations incurred pursuant to a contract theretofore approved by the Members up to the amount specified therein;

(vi) the recoveries of damage awards or insurance proceeds, or the condemnation of any property of the Company; or

(vii) any other decision or action which by any provisions of this Agreement, the Act or other applicable law is required to be approved by the Members.

(e) Compensation of Managers. Managers shall be entitled to reasonable compensation, as approved by the Members, for services or activities undertaken in their capacity as Managers, and shall be entitled to reimbursement of expenses reasonably incurred on behalf of the Company.

(f) Officers. The Members in their discretion may (but shall not be obligated to) appoint officers of the Company, including a chief executive officer, president, executive vice president, one or more vice presidents, a treasurer, chief financial officer and a secretary. Any such officers shall be elected annually by the Members. Each officer shall hold office until the officer’s successor is elected and qualifies or until the officer’s death, resignation, or removal in the manner hereinafter provided. Election of an officer or agent shall not of itself create any rights between the Company and that officer or agent. Any officer or agent of the Company may be removed by the Manager or by majority vote of the Percentage Interests then held by Members. Any officer of the Company may resign at any time by giving written notice to the Company. A vacancy in any office may be filled by majority vote of the Percentage Interests then held by Members. All officers (if any) shall act under the direction and control of the Manager.

9. Members

(a) Voting of Members. All Members shall be entitled to vote on any matter concerning the Company’s business which is expressly reserved to them by this Agreement, the Act or other applicable law. Unless a greater vote is required by this Agreement, the Act or other applicable law, the affirmative vote or consent of Members holding more than fifty percent (50%) of the interests in the Company then held by Members is required for any action to be taken by Members. Non-Member Interest Holders shall not have any voting rights.

(b) Meetings of Members. Meetings of Members for any proper purpose or purposes may be called at any time by the Members holding at least fifty percent (50%) of the interests in the Company then held by Members. The Company shall deliver or mail notice stating the date, time, place, and purpose of any meeting to each Member entitled to vote at the meeting. The notice shall be given not less than five (5) or more than sixty (60) days before the meeting date.

(c) Consent of Members. Any action required or permitted to be taken at a meeting of the Members may be taken by consent without a meeting, prior notice, or a vote. The consent must be in writing, set forth the action taken, and be signed by the Members having at least the minimum amount of interests in the Company necessary to authorize or take such an action at a meeting at which all Members are present and voting. Every written consent shall also bear the date signifying when each Member signed the consent. Prompt notice of the taking of action without a meeting by less than unanimous written consent shall be given to all Members who did not consent in writing to the action.

(d) Limitation on Authority of Members.

(i) No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member.

(ii) Any Member who takes any action or binds the Company in violation of this Section 8(d) shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

10. Capital Contributions; Capital Accounts; and Liability of Members.

(a) Member previously contributed to the Company cash in the amount set forth on Exhibit A attached hereto.

(b) Except as otherwise provided in this Section 10, no Interest Holder shall be obligated or permitted to contribute any additional capital to the Company. No interest shall accrue on any contributions to the capital of the Company, and no Interest Holder shall have the right to withdraw or to be repaid any capital contributed by it or to receive any other payment in respect of its interest in the Company, including without limitation as a result of the withdrawal or resignation of such Member (if such Interest Holder is also a Member) from the Company, except as specifically provided in this Agreement.

(c) A separate capital account shall be established for each Interest Holder, and shall be maintained in accordance with applicable regulations under the Internal Revenue Code of 1986, as amended (the “Code”). To the extent consistent with such regulations, there shall be credited to each Interest Holder's capital account the amount of any contribution of capital made by such Interest Holder to the Company (subject to the contribution restrictions within this Section 10), and such Interest Holder's share of the net profits of the Company, and there shall be charged against each Interest Holder's capital account the amount of all distributions to such Interest Holder, and such Interest Holder's share of the net losses of the Company.

(d) The liability of the Interest Holders for the losses, debts and obligations of the Company shall be limited to their capital contributions (subject to the contribution restrictions within this Section 10); provided, however, that under applicable law, the Interest Holders may under certain circumstances be liable to the Company to the extent of previous distributions made to them in the event that the Company does not have sufficient assets to discharge its liabilities. No Interest Holder, in his, her or its capacity as a Member or as a non-Member Interest Holder, shall have any liability to restore any negative balance in his or her Capital Account. In no event shall any Interest Holder, in his or her capacity as a Member or non-Member Interest Holder, be personally liable for any liabilities or obligations of the Company.

11. Return of Contributions.

The contribution of each Interest Holder is to be returned to such Interest Holder only upon the termination and liquidation of the Company, but contributions may be returned prior to such time if agreed upon by all Members.

12. Share of Profits and Other Items.

(a) The net profits, net losses, net cash flow, and net proceeds of any sale or refinancing of any property of the Company or upon liquidation of the Company shall be allocated among the Interest Holders according to the Percentage Interests of each Interest Holder. Subject to the foregoing, distributions to the Interest Holders shall be made at such times and in such amounts as the Members shall determine.

(b) Net profits and net losses shall, for both accounting and tax purposes, be net profits and net losses as determined for reporting on the Company's federal income tax return. For tax purposes, all items of depreciation, gain, loss, deduction, or credit shall be determined in accordance with the Code and, except to the extent otherwise required by the Code, allocated to and among the Interest Holders in the same percentages in which the Interest Holders share in net profits and net losses.

13. Transfers of a Interest Holder’s interest in the Company.

Subject to Section 14 of this Agreement, no Member may sell, assign, give, pledge, hypothecate, encumber, or otherwise transfer, including, without limitation, any assignment or transfer by operation of law or by order of court, such Member's interest in the Company or any part thereof, or in all or any part of the assets of the Company, without the unanimous written consent of all of the Members, and any purported assignment without such consent shall be null and void and of no effect whatsoever.

14. Admission of Additional Members.

No person or entity, including any transferee or holder by operation of law of the interest of an Interest Holder, may be admitted to the Company as a Member, except with the consent of all the Members (not including an Interest Holder who is then transferring all of his, her or its interest in the Company, if such Interest Holder is also a Member) in their sole discretion.

15. Priorities.

No Interest Holder shall have any rights or priority over any other Interest Holders as to contributions or as to distributions or compensation by way of income.

16. Events of Dissolution.

The Company shall be dissolved upon the written consent of all Members.

17. Termination of Membership; Return of Capital.

No Member may terminate his, her or its membership in the Company or have any right to distributions respecting his, her or its interest in the Company (upon withdrawal or resignation from the Company or otherwise) except as expressly set forth herein. No non-Member Interest Holder shall have any right to distributions respecting his, her or its Percentage Interests except as expressly set forth herein. No Interest Holder shall have the right to demand or receive property other than cash in return for such Interest Holder's contribution.

18. Books and Records; Bank Accounts.

(a) The Managers shall cause the Company to keep just and true books of account with respect to the operations of the Company. Such books shall be maintained at the principal place of business of the Company, or at such other place as the Managers shall determine, and all Members and Managers, and their duly authorized representatives, shall at all reasonable times have access to such books. Within seventy-five (75) days after the end of each fiscal year of the Company, each Member (who was a Member at any time during the fiscal year then ended) shall be furnished with financial statements which shall contain a balance sheet as of the end of the fiscal year and statements of income and cash flows for such fiscal year. In addition, within seventy-five (75) days after the end of each taxable year of the Company, each person who was a non-Member Interest Holder (at any time during the fiscal year then ended) shall be furnished with that tax information concerning the Company which is necessary for preparing such Interest Holder’s income tax returns for that year. Any Member may, at any time, at his, her, or its own expense, cause an audit or review of the Company books to be made by a certified public accountant of his, her or its own selection.

(b) Such books shall be kept on the cash basis method of accounting, or on such other method of accounting as all Managers may from time to time determine, and shall be closed and balanced as of December 31 in each year. The same method of accounting shall be used for both Company accounting and tax purposes. The fiscal year of the Company shall be the calendar year.

(c) All Managers shall cause the Company to maintain one or more accounts in a bank (or banks) which is a member of the F.D.I.C. or has some other form of insurance, which accounts shall be used for the payment of the expenditures incurred by the Managers in connection with the business of the Company, and in which shall be deposited any and all cash receipts. All such amounts shall be and remain the property of the Company, and shall be received, held, and disbursed by the Managers for the purposes specified in this Agreement.

(d) Michael J. Alber shall be the “tax matters partner” of the Company for purposes of the Code.

19. Indemnity; Other Business.

(a) No Manager nor any Member shall be liable, responsible or accountable, in damages or otherwise, to any other Member or Manager or to the Company for any act performed by a (i) Manager within the scope of the authority conferred on a Manager by this Agreement, or (ii) Member with respect to Company matters, except with respect to any matter as to which such Manager or such Member shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Company.

(b) The Company shall indemnify each Manager and each Member for any act performed by a (i) Manager within the scope of the authority conferred on a Manager by this Agreement, or (ii) Member with respect to Company matters, except with respect to any matter as to which such Manager or such Member shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Company.

(c) Any Manager or any Member and any affiliates of any of them may engage in and possess interests in other business ventures and investment opportunities of every kind and description, independently or with others, including serving as managers and general partners of other limited liability companies and partnerships with purposes similar to those of the Company. Neither the Company, nor any other Member or Manager shall have any rights in or to such ventures or opportunities or the income or profits therefrom.

20. Miscellaneous.

(a) Subject to the restrictions on transfers set forth herein, this Agreement, and each and every provision hereof, shall be binding upon and shall inure to the benefit of the Managers and Members, their respective successors, successors-in-title, heirs, and permitted assigns (all only to the extent otherwise permitted by the provisions of this Agreement); and each and every successor-in-interest to any Member (if such successor-in-interest is otherwise permitted by the provisions of this Agreement) , whether such successor acquires such interest by way of gift, purchase, foreclosure, or any other method, shall hold such interest subject to all of the terms and provisions of this Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of any Manager, Member or non-Member Interest Holder, or any creditor of the Company other than a Manager or Member who is such a creditor of the Company.

(b) No change, modification, or amendment of this Agreement shall be valid or binding unless such change, modification, or amendment shall be in writing and duly executed by all of the Members. If such change modification, or amendment of this Agreement affects the direct rights or obligations of the Managers under this Agreement, then such change, modification, or amendment shall be consented to in writing by any so affected Manager (pursuant to Section 8(c) hereof, Members holding more than fifty percent (50%) of the Percentage Interests then held by Members shall have the right to remove any Manager from his or her position (as a Manager of the Company)). If such change, modification, or amendment of this Agreement affects the direct rights or obligations of any non-Member Interest Holder under this Agreement, then such change, modification, or amendment shall be consented to in writing by any so affected non-Member Interest Holder.

(c) This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

(d) This Agreement may be executed in a number of counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the Members and Managers notwithstanding that all Members and/or Managers have not signed the same counterpart.

(e) Any and all notices under this Agreement shall be effective (i) on the third business day after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) on the first business day after being sent by express mail, facsimile transmission, or commercial next business day delivery service providing a confirmation of delivery, or (iii) upon delivery to the recipient in person. All such notices in order to be effective shall be addressed, if to the Company, at its registered office under the Act, if to a Manager, Member or non-Member Interest Holder, at the last address of record on the Company books, and copies of such notices shall also be sent to the last address for the recipient which is known to the sender, if different from the address so specified.

(f) Each provision of this Agreement shall be considered separable and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

(g) This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

MEMBER:

The KEYW Corporation

By:	/s/ William J. Weber
William J. Weber, Chief Executive Officer

MANAGER:

/s/ William J. Weber
William J. Weber, Manager

/s/ Mark A. Willard
Mark A. Willard, Manager

/s/ Michael J. Alber
Michael J. Alber, Manager

Exhibit A

to

Fourth Amended and Restated Operating Agreement

of

FLI-HI LLC

NAME AND ADDRESSES OF INTEREST HOLDERS	“MEMBER” OR “NON-MEMBER”	INITIAL CAPITAL CONTRIBUTION	PERCENTAGE INTEREST
The KEYW Corporation Attn: William J. Weber 7740 Milestone Parkway, Suite 400 Hanover, MD 21076	Member	$1,000	100%

Exhibit B

to

Operating Agreement

of

FLI-HI LLC

Managers’ Addresses:

William J. Weber

7740 Milestone Parkway, Suite 400
Hanover, MD 21076

Mark A. Willard

7740 Milestone Parkway, Suite 400
Hanover, MD 21076

Michael J. Alber

7740 Milestone Parkway, Suite 400
Hanover, MD 21076